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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:          Marty E. Adams
                  Chairman and CEO
                  Sky Financial Group, Inc.
                  (419) 254-6182

                  Kenneth T. Koehler
                  President and CEO
                  Metropolitan Financial Corp.
                  (216) 206-1215


SKY FINANCIAL GROUP TO ACQUIRE METROPOLITAN BANK & TRUST

October 24, 2002 (Bowling Green, Ohio, NASDAQ: SKYF) Sky Financial Group, Inc. announced today the execution of a definitive agreement to acquire Metropolitan Financial Corp. (NASDAQ: METF), Highland Hills, Ohio and its wholly-owned subsidiary, Metropolitan Bank and Trust Company. Metropolitan Bank is a $1.5 billion bank that operates 24 full-service retail sales offices in the Cleveland, Ohio market and maintains six loan production offices throughout Ohio and western Pennsylvania. It is anticipated that the transaction will be completed in the second quarter of 2003, pending regulatory approvals and the approval of the stockholders of Metropolitan Financial Corp.

Under the terms of the agreement, shareholders of Metropolitan will be entitled to receive cash, shares of Sky Financial Group, or a combination thereof, based upon an election process to occur prior to closing. Cash consideration is valued at $4.70 per Metropolitan share and stock consideration is fixed at an exchange ratio of .2554 shares of Sky Financial for each share of Metropolitan. The agreement further provides that, in the aggregate, no more than 70% and no less than 55% of the Metropolitan shares will be exchanged for Sky Financial common stock. The agreement also provides for certain purchase price adjustments tied to the settlement of pending transactions and the valuation of specified assets as of the closing date.

This transaction is currently valued up to $78.6 million. The agreement provides for the merger of Metropolitan Financial Corp. into Sky Financial Group, and the subsequent merger of Metropolitan Bank & Trust into Sky Bank, Sky Financial Group's commercial banking affiliate.

"We are excited to add Metropolitan Bank & Trust to Sky Financial Group," stated Marty E. Adams, Chairman and CEO of Sky. "As with our recent acquisition of Three Rivers Bank in Pittsburgh, Metropolitan has an important presence in a major metropolitan area. The Cleveland, Ohio market has been a target expansion area for our company for some time. Metropolitan will fit nicely into our regional financial services structure where local decision making is key."


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The market area that includes the 24 Metropolitan offices complements one existing Sky Bank office in Chagrin Falls and Sky's Trust division, headquartered in Pepper Pike, Ohio, a suburb of Cleveland.

Kenneth T. Koehler, President and CEO of Metropolitan Financial Corp. said, "The affiliation with Sky is an excellent opportunity for our clients, employees, and shareholders, and for the communities in which Metropolitan Bank operates. Sky continually ranks as one of the top performing financial service companies in America. This high level of financial performance, in concert with their commitment to community financial services, makes them a great choice for Metropolitan." Mr. Koehler also stated that the Metropolitan offices would be operated as a separate region of Sky Bank, with its own regional board and regional president.


Sky has appointed Richard R. Hollington III as the regional president for this new region of Sky Bank, which will include the 24 offices of Metropolitan Bank. Hollington currently serves as Executive Vice President/Corporate Director of Financial Services. "Dick's strategic background as well as his proven leadership ability with other product areas within Sky gives him the experience needed to thrive as the leader of this new region," stated Marty E. Adams. Hollington joined Sky Bank in May 1996. He is a Cleveland native and resides in Shaker Heights, Ohio.


The merger is expected to be accretive to earnings per share by approximately 1.7% in the first full year of operations and 3.0% on a cash basis, due to the expected cost savings benefits achieved through the integration of systems and support functions, improved branch efficiencies and increased alternative delivery channels for financial products and services. After-tax merger-related costs of approximately $11.3 million will be recognized in the quarter that the merger is completed.

Upon completion of the acquisition of Metropolitan Financial Corp., on a pro forma basis using September 30, 2002 data, Sky Financial Group will have $12.5 billion in total assets, $8.6 billion in total deposits and $868 million in total shareholders' equity, with approximately 254 financial centers in Ohio, Pennsylvania, West Virginia, Indiana and Michigan. The combined company will have a market capitalization of $1.7 billion, ranking Sky Financial as the 54th largest bank holding company in the United States.

The information in this press release contains forward-looking statements regarding the expected future financial performance that are not historical facts and that involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

Today, October 24, 2002 at 2:00 p.m., a simultaneous web cast of a conference call with Marty E. Adams, Chairman and CEO and Kevin T. Thompson, Chief Financial Officer of Sky Financial Group, will be available online on the company's website at www.skyfi.com. Mr. Adams and Mr. Thompson will


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provide an overview of the Metropolitan transaction to financial analysts. The web cast is open to the public with both media and individual investors invited to listen in via the Internet. A replay of the call will also be available on Sky Financial's website for 10 business days following the event. A detailed presentation of the Metropolitan transaction is posted on Sky Financial's website at www.skyfi.com.

Sky Financial Group, Inc. is a diversified financial holding company headquartered in Bowling Green, Ohio. Sky operates approximately 230 financial centers and over 200 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. The company's related financial service affiliates include Sky Bank, Sky Trust, Sky Financial Solutions, Sky Access, Celaris Group, Picton Cavanaugh and Meyer & Eckenrode Insurance Group.


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